OPINION OF COUNSEL, JODY M. WALKER


           [JODY M. WALKER - LETTERHEAD]



June 17, 2005


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Re:      Proguard Acquisition Corp.
         Form SB-2 Registration Statement

I have acted as counsel to Proguard Acquisition Corp., a Florida corporation in connection with the preparation and filing of a
Registration Statement on Form SB-2.    The registration statement
covers the registration under the Securities Act of 1933, as amended, of 800,000 units consisting of 800,000 common shares and 800,000 warrants to purchase common shares. I have examined the registration statement, Proguard Acquisition's articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, - - - I am of the opinion that the common shares will be validly issued, fully paid and nonassessable and that the warrants are binding obligations under Florida contract law governing the warrant agreement.

This opinion opines upon Florida law, including the Florida Statutes, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

              CONSENT


I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.


Sincerely,

/s/ Jody M. Walker
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Jody M. Walker